EXHIBIT 99.2

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL RETIRES WESTFIELD JOINT VENTURE PREFERRED UNITS

CHATTANOOGA, Tenn. – (September 17, 2013) CBL & Associates Properties, Inc. (NYSE: CBL) today announced that it has completed the redemption of all outstanding perpetual preferred joint venture units (“PJV”) of its joint venture, CW Joint Venture, LLC, (“CWJV”) with Westfield America Limited Partnership (“Westfield”). The units were redeemed using availability on the Company’s lines of credit for approximately $408.6 million (plus any accrued and unpaid preferred return). The PJV units were originally issued in 2007 as part of the acquisition of four malls in St. Louis, MO, by CWJV.

“We are pleased to retire the Westfield preferred units and further simplify our balance sheet as we continue to successfully execute our capital plan,” said Stephen Lebovitz, CBL’s president and CEO. “Throughout the year we have raised more than $425 million through $220 million of portfolio-enhancing dispositions and $210 million of common stock issuances through our ATM program. These activities have demonstrated both our strong access to multiple capital sources and the demand for our market-dominant assets.”

About CBL & Associates Properties, Inc.:
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 154 properties, including 93 regional malls/open-air centers. The properties are located in 31 states and total 89.3 million square feet including 9.3 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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